UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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StarTek, Inc.
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NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS — MAY 6, 2013

PROXY STATEMENT

StarTek, Inc.
8200 East Maplewood Ave., Suite 100
Greenwood Village, Colorado 80111

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 6, 2013

To the Stockholders of StarTek, Inc.:

The 2013 Annual Meeting of Stockholders of StarTek, Inc., a Delaware corporation, will be held at the offices of StarTek, Inc., 8200 East Maplewood Ave., Suite 100, Greenwood Village, CO, 80111, on May 6, 2013, at 8:00 a.m. local time, for the following purposes:

1.              To elect five directors to hold office for a term of one year until the 2014 Annual Meeting of Stockholders or until their successors are elected and qualified.

2.              To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013.

3.              To hold a non-binding advisory vote to approve the compensation of our named executive officers.

4.              To consider and act upon such other business as may properly come before the Annual Meeting.

Only stockholders of record at the close of business on March 11, 2013 are entitled to notice of and to vote at the meeting and any adjournment thereof.

By order of the Board of Directors,

Chad A. Carlson
President and Chief Executive Officer

March 26, 2013

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience.  This will ensure the presence of a quorum at the meeting.  Promptly voting your shares will save us the expense and extra work of additional solicitation.  Please vote your shares, as instructed in the proxy materials, as promptly as possible.  Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

STARTEK, INC.

PROXY STATEMENT

STARTEK, INC.
8200 EAST MAPLEWOOD AVE., SUITE 100
GREENWOOD VILLAGE, COLORADO 80111
(303) 262-4500

2013 ANNUAL MEETING OF STOCKHOLDERS
May 6, 2013

This Proxy Statement, or a Notice of Internet Availability of Proxy Materials, was first mailed to our stockholders on or about March 27, 2013. It is furnished in connection with the solicitation of proxies by the Board of Directors of StarTek, Inc., a Delaware corporation, to be voted at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the offices of StarTek, Inc., 8200 East Maplewood Ave., Suite 100, Greenwood Village, CO, 80111, on May 6, 2013, at 8:00 a.m. local time.

OUTSTANDING STOCK AND VOTING RIGHTS

The only outstanding securities entitled to vote at the Annual Meeting are shares of our common stock, $0.01 par value. Stockholders of record at the close of business on March 11, 2013 will be entitled to vote at the Annual Meeting on the basis of one vote for each share held. On March 11, 2013, there were 15,305,579 shares of common stock outstanding.

Under rules of the Securities and Exchange Commission, we are furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies to our stockholders.  If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that notice.  Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy material on the Internet.  If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

Proxies will be voted according to the instructions received either on the proxy card or online via the Internet or telephone.  In the absence of specific instructions, proxies will be voted (i) FOR each of the nominees in proposal 1, (ii) FOR proposals 2 and 3 and (iii) in the discretion of the proxy holders on any other matter which properly comes before the Annual Meeting.

Stockholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the Annual Meeting.  A stockholder may revoke a proxy by delivering a signed statement to our Corporate Secretary at or prior to the Annual Meeting or by timely executing and delivering, by mail, Internet, telephone, or in person at the Annual Meeting, another proxy dated as of a later date.  We will pay the cost of solicitation of proxies.

The quorum necessary to conduct business at the Annual Meeting consists of a majority of the outstanding shares of common stock as of the record date.  Abstentions and broker non-votes (i.e., when a broker does not have or exercise authority to vote on a specific issue) are counted as present in determining whether the quorum requirement is satisfied.  Each stockholder is entitled to cast one vote per share on each matter.

The election of the directors requires a majority (i.e., greater than 50%) of the votes cast in person or by proxy at the Annual Meeting.  If a nominee for director who is an incumbent director is not elected and no successor has been elected at the annual stockholder’s meeting, the director shall promptly tender his or her resignation to the Board of Directors.  The Nominating and Governance Committee of the Board of Directors shall make a recommendation to the Board of Directors whether to accept or reject the resignation.  If accepted, the Board of Directors, at its sole discretion, may fill any resulting vacancy pursuant to the provisions of the amended and restated bylaws.  If the election of directors is contested, whereby the number of nominees for election exceeds the number of directors to be elected, then the directors shall be elected by the vote of a plurality of the votes cast.  We do not expect the election of directors at the Annual Meeting to be contested and therefore directors will be elected by a majority of the votes cast.  Cumulative voting is not permitted in the election of directors.

The affirmative vote of the holders of a majority of the shares of our common stock present at the Annual Meeting, whether in person or by proxy, is required to ratify our independent registered accounting firm. The proposal to approve our executive compensation is advisory and not binding on us.  However, we will consider our stockholders to have approved our executive compensation if the number of votes for this proposal exceeds the number of votes against this proposal.

For purposes of the proposal to ratify our independent registered accounting firm and any other matters properly brought before the Annual Meeting, abstentions will have the effect of a vote against the matter. For purposes of the election of directors and the non-binding approval of our executive compensation, abstentions will not affect the vote taken. Broker non-votes will not be considered present and do not affect the vote taken on any matter. Because brokers may not vote uninstructed shares on behalf of their customers for “non-routine” matters, which include the election of directors, and approval of our executive compensation, it is critical that stockholders vote their shares.

The Board of Directors has selected Ed Zschau and Chad A. Carlson, and each of them, to act as proxies with full power of substitution.  Solicitation of proxies may be made by mail, personal interview, telephone and facsimile transmission by our officers and other management employees, none of whom will receive any additional compensation for their soliciting activities.  The total expense of any solicitation will be borne by us and may include reimbursement paid to brokerage firms and others for their expenses in forwarding material regarding the Annual Meeting to beneficial owners. Unless otherwise noted in this definitive proxy statement, any description of “us,” “we,” “our,” etc. refers to StarTek, Inc. and our subsidiaries.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY
DIRECTORS, EXECUTIVE OFFICERS, AND PRINCIPAL STOCKHOLDERS

The table below presents information as of March 1, 2013, regarding the beneficial ownership of shares of our common stock by:

·             Each of our directors and the executive officers named in the Summary Compensation Table;

·             Each person we know to have beneficially owned more than five percent of our common stock as of that date; and

·             All of our current executive officers and directors as a group.

	Beneficial Ownership of Shares
Name of Beneficial Owner	Number of Shares(1)	Percentage of Class
A. Emmet Stephenson, Jr. (2)(3)	2,914,382	19.05%
Heartland Advisors, Inc. (4)	1,400,000	9.15%
Dimensional Fund Advisors LP (5)	939,882	6.14%
T. Rowe Price Associates (6)	833,020	5.44%
Privet Fund Management LLC (7)	769,296	5.00%
Directors:
Ed Zschau (2)(9)	148,430	*
Jack D. Plating (2)(10)	66,717	*
Benjamin L. Rosenzweig (2)(11)	109,986	*
Robert Sheft (2)(12)	132,766	*
Named Executive Officers:
Chad A. Carlson (2)(13)	277,867	1.79%
Lisa A. Weaver (2) (14)	34,374	*
Rod A. Leach (2)(15)	79,804	*
All Current Directors and Executive Officers as a group (9 persons) (8)	849,944	5.31%

*                 Less than one percent.

(1)          Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under Rule 13d-3(d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Accordingly, share ownership in each case includes shares issuable upon exercise of outstanding options that are exercisable within 60 days after March 1, 2013.  Included in this table are all shares of restricted stock (vested and unvested) and deferred stock units (vested and unvested) as of March 1, 2013.  Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned.

(2)         The address of such person is c/o StarTek, Inc., 8200 East Maplewood Ave., Suite 100, Greenwood Village, Colorado 80111.

(3)          Mr. Stephenson has entered into an Investor Rights Agreement with us, which is more fully described on page 25 of this definitive proxy statement.

(4)         This disclosure is based on a Schedule 13G/A filed with the SEC by Heartland Advisors, Inc. and William J. Nasgovitz, President and principal shareholder of Heartland Advisors, Inc., on February 7, 2013.  The address of this stockholder is 789 North Water Street, Milwaukee, Wisconsin 53202.  These securities are owned by various individual and institutional investors, including Heartland Value Fund, a series of the Heartland Group, Inc. (which owns 1,400,000 shares, representing 9.1% of the shares outstanding), for which Heartland Advisors, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities.  For purposes of the reporting requirements of the Exchange Act, Heartland Advisors, Inc. and William J. Nasgovitz are deemed to be beneficial owners of such securities; however, Mr. Nasgovitz expressly disclaims that he is, in fact, the beneficial owner of such securities.  Heartland Advisors, Inc. reports shared voting power with respect to 1,400,000 shares and shared dispositive power with respect to 1,400,000 shares.

(5)         This disclosure is based on a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP on February 11, 2013.  The address of this stockholder is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.  For purposes of the reporting requirements of the Exchange Act, Dimensional Fund Advisors LP is deemed to be a beneficial owner of such securities; however, Dimensional Fund Advisors, LP expressly disclaims that it is, in fact, the beneficial owner of such securities.  Dimensional Fund Advisors LP reports sole voting power with respect to 914,058 shares and sole dispositive power with respect to 939,882 shares.

(6)          This disclosure is based on a Schedule 13G/A filed with the SEC by T. Rowe Price Associates, Inc. on February 7, 2013.  The address of this stockholder is 100 East Pratt Street, Baltimore, Maryland 21202.  These securities are owned by various individual and institutional investors, including T. Rowe Price Small-Cap Value Fund, Inc. (which owns 800,000 shares, representing 5.2% of the shares outstanding), for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities.  For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.  Price Associates reports sole voting power with respect to 22,320 shares and sole dispositive power with respect to 833,020 shares.

(7) This disclosure is based on a Schedule 13D filed with the SEC by Privet Fund LP on August 22, 2012.  The address of this stockholder is 3280 Peachtree Rd., Suite 2670, Atlanta, Georgia 30305.  These securities are owned by various individual and institutional investors, including Privet Fund Management LLC, (which owns 769,296 shares, representing 5.0% of the shares outstanding).  Privet Fund Management LLC reports shared voting power with respect to 769,296 shares and shared dispositive power with respect to 769,296 shares.

(8) Includes an aggregate of 708,025 shares of common stock underlying vested stock options.

(9)    Includes 13,368 shares owned by the Zschau Living Trust and 121,358 shares of common stock underlying vested stock options.

(10)      Includes 66,717 shares of common stock underlying vested stock options.

(11)    Includes 94,358 shares of common stock underlying vested stock options.

(12)    Includes 94,358 shares of common stock underlying vested stock options.

(13)    Includes 232,056 shares of common stock underlying vested stock options.

(14)    Includes 24,374 shares of common stock underlying vested stock options.

(15)    Includes 74,804 shares of common stock underlying vested stock options.

Except as set forth in the table presented previously, we know of no other person that beneficially owns 5% or more of our outstanding common stock.

PROPOSAL 1.

ELECTION OF DIRECTORS

Our Bylaws provide that our Board of Directors must consist of at least one but no more than nine directors.  Each director serves a one year term (or until his or her successor is elected and qualified).  At the Annual Meeting, our stockholders will elect five directors to serve until the 2014 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

The Board of Directors, upon recommendation of the Governance and Nominating Committee, has nominated existing directors Mr. Chad A. Carlson, Mr. Jack D. Plating, Mr. Benjamin L. Rosenzweig, Mr. Robert Sheft and Dr. Ed Zschau for re-election to serve as directors until their terms expire in 2014.  The names of the nominees, their principal occupations, the years in which they became directors and certain other biographical information is set forth below.  In the event any nominee declines or is unable to serve, proxies will be voted in the discretion of the proxy holders.  We have no reason to anticipate that this will occur.

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Governance and Nominating Committee and the Board of Directors considered the information in the individual biographies set forth below as well as the record of service to StarTek of each director nominated for re-election.

Biographical information and qualifications regarding the board of director nominees seeking election is as follows:

Chad A. Carlson Director since 2011 Age 47
Mr. Carlson has served as our President and Chief Executive Officer since June 2011, prior to which he served as our Executive Vice President and Chief Operating Officer from June 2010 to June 2011. Previously, Mr. Carlson served as Executive Vice President of Global Operations at Sitel, a global business process outsourcing company.  In this role since 2008, Mr. Carlson led operations in over 30 countries with 150 locations and more than 60,000 employees, and oversaw over $1 billion in annual revenue.  From 2007 to 2008, Mr. Carlson served as Chief Operating Officer of the Americas and Asia Pacific operations for Sitel and from 2003 to 2007 he served in the same role for ClientLogic, a global business process outsourcing company, prior to its acquisition of Sitel.  Mr. Carlson has over fifteen years of experience in the business process outsourcing industry, serving in a variety of operational roles including as a site director and global operational leadership roles. Mr. Carlson received his B. S. in Business Logistics from Pennsylvania State University.

The Board of Directors believes that Mr. Carlson’s strong business background as an operational leader in the business process outsourcing industry is valuable to his service on the board. The board also considered his strong leadership and team building skills demonstrated during his tenure as Chief Executive Officer of our company.

Jack D. Plating Director since 2011 Age 60 Chairman of the Governance and Nominating Committee Member of the Compensation Committee Member of the Audit Committee
Mr. Plating served as Executive Vice President and Chief Operating Officer (COO) of Verizon Wireless (NYSE:  VZ), a leading wireless service provider, from 2007 through 2009.  Mr. Plating oversaw Verizon Wireless’ nationwide sales and customer service operations, product development and marketing.  Prior to serving as the Executive Vice President and COO of Verizon Wireless, Mr. Plating served as the President of Verizon Wireless’s South Area from 2000 through 2007.  From 1989 to 2000, Mr. Plating held several executive management positions with Bell Atlantic Mobile, one of Verizon Wireless’ predecessor companies, including as the company’s Executive Vice President and COO.  Prior to Bell Atlantic Mobile, Mr. Plating held various other management positions within the telecommunications industry, including with Digital Pagin Systems, A+ Communications, Metro Mobile CTS and Motorola Communications and Electronics.  Mr. Plating holds a B.S. in Business Administration and Marketing from the University of Arkansas.  Mr. Plating is currently a director of Zipit Wireless (privately held) in Greenville, South Carolina.

The Board of Directors believes that Mr. Plating’s experience in the telecommunications industry and his experience overseeing customer service operations will bring valuable experience to the board and assist the Company with its global growth and operational improvement initiatives.  The board also believes Mr. Plating’s extensive leadership experience in senior management positions brings valuable expertise to the board.

Benjamin L. Rosenzweig Director since 2011 Age 27 Chairman of the Audit Committee Member of the Compensation Committee Member of the Governance and Nominating Committee
Mr. Rosenzweig is currently an analyst at Privet Fund Management LLC. Prior to joining Privet in September 2008, Mr. Rosenzweig served as an investment banking analyst in the corporate finance group of Alvarez and Marsal from June 2007 until May 2008, where he completed multiple distressed mergers and acquisitions, restructurings, capital formation transactions and similar financial advisory engagements across several industries. He has considerable financial expertise, including extensive involvement with capital market transactions and turnaround situations. Mr. Rosenzweig graduated magna cum laude from Emory University with a Bachelor of Business Administration degree in Finance and a second major in Economics.

The Board of Directors believes that Mr. Rosenzweig’s experience, background and financial expertise, including extensive involvement with capital markets transactions and turnaround situations, allows Mr. Rosenzweig to bring valuable expertise to the board.

Robert Sheft Director since 2011 Age 52 Chairman of the Compensation Committee Member of the Governance and Nominating Committee
Mr. Sheft is currently the Executive Chairman of the The Home Service Store, Inc., an innovative home improvement company offering shop-at-home services for flooring. windows, siding and insulation. Mr. Sheft is currently a managing director at Roark Capital Group, a private equity firm based in Atlanta. Mr. Sheft was the Founder, President and Chief Executive Officer of Simply Floored LLC, an innovative home improvement company offering shop-at-home services for flooring and insulation. Prior to starting Simply Floored in 2004, Mr. Sheft was the Founder, President and Chief Executive Officer of RMA Home Services, Inc. (RMA), from 1997 until its acquisition by The Home Depot in December 2003. Mr. Sheft built RMA into one of the largest providers of installed siding and window services in the country, with revenues of more than $200 million, customers in more than 1,000 Home Depot stores nationwide, and 1,200 associates operating out of 22 branch offices and a support center in Atlanta. Prior to founding RMA, Mr. Sheft served for five years as a Managing Director of merchant banking at First Southwest. He began his career as an attorney in the mergers and acquisitions practice of Skadden, Arps, Slate, Meagher & Flom LLP. From 2006 until 2008, Mr. Sheft served on the board of Marathon Acquisition Corp., a special purpose acquisition company. He is a trustee of Pace Academy in Atlanta where he also chairs the Governance Committee. Mr. Sheft graduated Magna Cum Laude with a Bachelor of Science in Finance from the University of Pennsylvania’s Wharton School and as a James Kent Scholar from the Columbia University School of Law.

The Board of Directors believes that Mr. Sheft’s experience, background and financial expertise, including extensive experience founding, developing and managing companies, allows Mr. Sheft to bring valuable expertise to the board. In particular, his M&A and legal experience provide the Board with sound advice regarding business development and strategic growth opportunities and corporate governance matters.

Dr. Ed Zschau Director since 1997 Age 73 Chairman of the Board Member of the Audit Committee Member of the Governance and Nominating Committee
Dr. Zschau is a Visiting Lecturer with rank of Professor in the Department of Electrical Engineering at Princeton University and was a Professor of Management at Harvard Business School from September 1997 to August 2000. From April 1993 to July 1995, Dr. Zschau was General Manager, IBM Corporation Storage Systems Division. Earlier in his career, he was Founder and CEO of System Industries, Inc. which became a public company in 1980. From 1999 to 2007, Dr. Zschau was a director of the Reader’s Digest Association, Inc., a publicly traded company at the time, and chaired its Finance Committee. Dr. Zschau is a graduate of Princeton University and received his M.B.A., M.S., and Ph.D. degrees from Stanford University.

The Board of Directors believes that Dr. Zschau’s experience in building a technology company, leading a major division of a large multinational corporation, and teaching in the areas of business and technology at world-class universities brings valuable insight to all significant aspects of our business and to leading our Board of Directors as our Chairman. The board also considers Dr. Zschau to be a financial expert because of his experience as a public company CEO, an IBM division General Manager, and as a professor at Harvard Business School teaching courses in managerial economics and entrepreneurial finance. With thirteen years on our board, Dr. Zschau is our longest serving director and has developed a deep knowledge of our business. His long history with our company, combined with his leadership skills and operating experience, makes him particularly well suited to be our Chairman.

CORPORATE GOVERNANCE

The Board of Directors

As of December 31, 2012, the Board of Directors was comprised of Mr. Chad A. Carlson, Dr. Ed Zschau, Mr. Jack D. Plating, Mr. Benjamin L. Rosenzweig and Mr. Robert Sheft. During 2012, the Board of Directors held eleven meetings, our Audit Committee met four times and our Compensation Committee and our Governance and Nominating Committee each met five times.  Each director attended at least 75% of the meetings of the Board and the committees on which they serve.  We do not require that our directors attend our annual meetings of stockholders; however, Messrs. Carlson, Dr. Zschau, Mr. Plating, Mr. Rosenzweig and Mr. Sheft attended the 2012 meeting.

Our Board of Directors has determined that each of Dr. Zschau, Mr. Plating, Mr. Rosenzweig and Mr. Sheft are independent directors under the regulations of the New York Stock Exchange (the “NYSE”).  None of these directors or nominees has any relationship or has been party to any transactions that the board believes could impair the independent judgment of these directors or nominees in considering matters relating to us.

Leadership Structure of our Board

Dr. Zschau has served as our non-executive Chairman since May 2006.  We have maintained a leadership structure since that time with the non-executive Chairman separate from the Chief Executive Officer, although the board has no formal policy with respect to the separation of such offices.  The independent directors meet regularly without management present, and Dr. Zschau, our Chairman, presides at these meetings.

Our Board of Directors believes that it is the proper responsibility of the board to determine who should serve as Chairman and/or Chief Executive Officer and whether the offices should be combined or separated. The board members have considerable experience and knowledge about the challenges and opportunities we face. The board, therefore, is in the best position to evaluate our current and future needs and to judge how the capabilities of our directors and senior management from time to time can be most effectively organized to meet those needs.  The board believes that the separate offices of the Chairman and CEO currently functions well and is the optimal leadership structure for us. While the board may combine these offices in the future if it considers such a combination to be in our best interests, it currently intends to retain this structure.

The Board also has three standing committees: Audit, Compensation and Governance and Nominating Committees as described below.

Audit Committee

Our Board of Directors has an Audit Committee that assists the Board of Directors in fulfilling its oversight responsibility relating to our financial statements and financial reporting process and our systems of internal accounting and financial controls.  The Audit Committee has adopted a written charter which is available on our website at www.startek.com. The Audit Committee is also responsible for the selection and retention of our independent auditors, reviewing the scope of the audit function of the independent auditors and approving non-audit services provided to us by our auditors, and reviewing audit reports rendered by our independent auditors. As of March 1, 2013, the members of the Audit Committee are Mr. Rosenzweig, Chairman, Mr. Plating and Dr. Zschau, each of whom is an “independent director” as defined by the NYSE's listing standards and is financially literate. Our Board of Directors has determined that Dr. Zschau qualifies as an “audit committee financial expert” under SEC rules.

Compensation Committee

Our Board of Directors also has a Compensation Committee, for which the board has adopted a written Compensation Committee Charter. A current copy of this charter is available on our website, www.startek.com. The Compensation Committee reviews our compensation programs and exercises authority with respect to payment of direct salaries and incentive compensation to our executive officers. In addition, the committee is responsible for oversight of our equity incentive plans. As of March 1, 2013, the members of the Compensation Committee are Mr. Sheft, Mr. Plating and Mr. Rosenzweig, each of whom is an “independent director” as defined by the NYSE's listing standards. As of March 1, 2012, Mr. Sheft is the Chairman of the Compensation Committee.

Governance and Nominating Committee

The Governance and Nominating Committee of our Board of Directors is responsible for the nomination of candidates for election to our board, including identification of suitable candidates, and also oversees our corporate governance principles and recommends the form and amount of compensation for directors to the board for approval. The Governance and Nominating Committee also administers annual self-evaluations of the Board of Directors and all committees of the board. The Governance and Nominating Committee has adopted a written charter which is available on our website, www.startek.com. As of March 1, 2013, the members of the Governance and Nominating Committee are Mr. Plating, Mr. Rosenzweig, Mr. Sheft and Dr. Zschau, each of whom is an “independent director” as defined by the NYSE's listing standards. Mr. Plating is the Chairman of the Governance and Nominating Committee. Notwithstanding the Governance and Nominating Committee, certain of our nominees to our Board of Directors may be named in the future by certain of our stockholders pursuant to the terms of an Investor Rights Agreement described on page 25 under “Investor Rights Agreement.”

Director Nominations

The Governance and Nominating Committee does not have an express policy with regard to the consideration of any director candidates recommended by our stockholders because our bylaws permit any stockholder to nominate director candidates, and the committee believes that it can adequately evaluate any such nominees on a case by case basis. The committee will consider director candidates proposed in accordance with the procedures set forth on page 29 under “Stockholder Proposals,” and will evaluate stockholder-recommended candidates under the same criteria as other candidates.

Although the committee does not currently have formal minimum criteria for nominees, it considers a variety of factors such as a nominee’s independence, prior board experience, relevant business and industry experience, leadership experience, ability to attend and prepare for board and committee meetings, ethical standards and integrity, cultural fit with the Company’s existing board and management, and how the candidate would add to the diversity in backgrounds and skills of the board.  The Governance and Nominating Committee takes into account diversity considerations in determining our nominees and believes that, as a group, the nominees bring a diverse range of perspectives to the board’s deliberations; however, we do not have a formal policy on board diversity. Any candidate must state in advance his or her willingness and interest in serving on our board.  In identifying prospective director candidates, the Governance and Nominating Committee seeks referrals from other members of the board, management, stockholders and other sources. The Governance and Nominating Committee also may, but need not, retain a professional search firm in order to assist it in these efforts. The Governance and Nominating Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Governance and Nominating Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the board’s effectiveness.

Board’s Role in Risk Oversight

The Board of Directors takes an active role in risk oversight of our Company, both as a full board and through its committees. The agendas for the board and committee meetings are specifically designed to include an assessment of opportunities and risks inherent in our Company's strategies and compensation plans. In 2012, at each regularly scheduled Audit Committee meeting, management presented a summary of enterprise risks, mitigation strategies and progress on previously identified risks and mitigation steps. The Audit Committee then determined whether the mitigation activities were sufficient and whether our Company's overall risk management process or control procedures required modification or enhancement. The objectives for the risk assessment included (i) facilitating the NYSE governance requirement that the Audit Committee discuss policies around risk assessment and risk management; (ii) developing a defined list of key risks to be shared with the Audit Committee, board and senior management and (iii) determining whether there are risks that require additional or higher priority mitigation efforts. We plan on continuing this iterative process in 2013.

Corporate Governance Guidelines

Our Board of Directors has adopted corporate governance guidelines, in accordance with applicable rules and regulations of the SEC and NYSE, to govern the responsibilities and requirements of the Board of Directors. A current copy of our Corporate Governance Guidelines is available on our website, www.startek.com.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors and employees, including our principal executive officer, principal financial officer, and principal accounting officer.  The Code of Business Conduct and Ethics is available on the investor relations page of our website at www.startek.com.  We intend to disclose on our website any amendments to or waivers of the code applicable to our directors, principal executive officer, principal financial officer, chief accounting officer, controller, treasurer and other persons performing similar functions within four business days following the date of such amendment or waiver.

Related Person Transaction Approval Policy

Our Audit Committee reviews and pre-approves transactions we may enter into with our directors, executive officers, principal stockholders (greater than 5%) or persons affiliated with our directors, executive officers or principal stockholders. Our Audit Committee has adopted formal procedures for these reviews. We have a written related person transaction approval policy which the Audit Committee is responsible for applying.  Transactions subject to this policy include any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which the Company is or will be a participant and in which a related person has a direct or indirect interest.  A related person includes (1) all of our directors and executive officers, (2) any nominee for director, (3) any immediate family member of a director, nominee for director or executive officer and (4) any holder of more than five percent of our common stock, or an immediate family member of such holder.  The standards for approval by the Audit Committee include (i) whether the terms are fair to the Company, (ii) whether the transaction is material to the Company, (iii) the role that the related person has played in arranging the transaction, (iv) the structure of the related person transaction and (v) the interests of all related persons in the transaction.  Furthermore, our Code of Business Conduct and Ethics requires directors and executive officers to disclose any transaction with us in which they may have a direct or indirect interest.

Available Information

Copies of our key corporate governance documents, including the committee charters, described previously, are available on the investor relations page of our website at www.startek.com.  Any stockholder that wishes to obtain a hard copy of any of these corporate governance documents may do so without charge by writing to: Manager of SEC Reporting, 8200 East Maplewood Ave., Suite 100, Greenwood Village, Colorado, 80111.

EXECUTIVE OFFICERS

Set forth below is information regarding our executive officers as of March 15, 2013:

Officer Name	Age	Position	Joined StarTek
Chad A. Carlson	47	President and Chief Executive Officer	2010
Lisa A. Weaver	44	Senior Vice President, Treasurer and Chief Financial Officer	2011
Rod A. Leach	45	Senior Vice President and General Manager, Global Operations	2010
Joseph S. Duryea	49	Senior Vice President, Sales and Marketing	2012
Jaymes D. Kirksey	57	Senior Vice President, Global Human Resources	2013

Mr. Carlson’s biography appears under the heading “Election of Directors.”

Lisa A. Weaver; age 44; Senior Vice President, Chief Financial Officer and Treasurer

Ms. Weaver has served as our Senior Vice President, Chief Financial Officer and Treasurer since November 2011.  Ms. Weaver previously served as North America Chief Financial Officer of Recall Corporation, a global provider of document management, data protection and document destruction services, since February 2011.  Prior to joining Recall, Ms. Weaver held various finance leadership positions, most recently as the North America Chief Financial Officer and Global FP&A Leader, with Sitel, a global business process outsourcing (BPO) company, from May 2000 until January 2011.  Ms. Weaver received her B.S. in Finance from Wayne State University in Detroit.

Rod A. Leach; age 45; Senior Vice President and General Manager, Global Operations

Mr. Leach has served as Senior Vice President and General Manager, Global Operations since August 2012.  Mr. Leach joined StarTek in December 2010, as Regional Vice President, Operations. Prior to joining StarTek, Mr. Leach served as Chief Operations Officer for TMS Health, an emerging healthcare-centric service and support business, from February 2009 until May 2010. From December 2003 until February 2009, Mr. Leach was SVP of Operations for Sitel, a global business process outsourcing company, managing operations for 16 contact centers and 6,000 employees. Prior to his role at Sitel, he co-founded Service Zone, an international contact center company, which grew to nine centers and an $85 million enterprise. The company helped their clients win numerous J. D. Power awards and other customer service awards including the Dell Diamond Award.  Mr. Leach began his career with Gateway where he was the Director of Business Customer Care.

Joseph S. Duryea; age 49; Senior Vice President, Sales and Marketing

Mr. Duryea joined StarTek in April 2012 as Senior Vice President of Sales and Marketing. Mr. Duryea has led business development teams for several large and rapidly-growing BPO organizations over his 25 year career in the industry. From 2010 to February 2011, Mr. Duryea was President and a board member of SupportSave, a publicly traded BPO company with operations in Cebu, Philippines. From 2004 to 2010, Mr. Duryea was Senior Vice President of Sales and Marketing for PeopleSupport, Inc. (NASDAQ:PSPT), which was one of the fastest-growing BPO companies in the industry prior to its $250 million dollar acquisition by Aegis. At PeopleSupport, Mr. Duryea had ultimate responsibility for the revenue targets and headed up all of the company’s business development and marketing affairs. Prior to PeopleSupport, Mr. Duryea led sales and marketing organizations for business units at IBM, Softbank and Aditya Birla. Mr. Duryea began his career with American Express where he helped pioneer the outsourcing industry by designing and implementing numerous direct marketing initiatives, including 1-800-THE-CARD, Optima, American Express Corporate Card and several others.

Jaymes D. Kirksey; age 57; Senior Vice President, Global Human Resources

Mr. Kirksey joined StarTek in February 2013 as Senior Vice President of Global Human Resources. Mr. Kirksey served as Senior Vice President of Human Resources at Pendum, LLC, the nation's largest independent provider of ATM services, from 2010 to 2013. Prior to this role, he served in executive Human Resources positions at a variety of professional services and manufacturing businesses including  Quovadx, Digital Lighthouse, ADT Security Services and United Technologies.  Additionally, Mr. Kirksey led his own Human Resources consulting practice for over five years representing clients such as Hewlett-Packard, Frontier Airlines, and Webroot Software among others. Mr. Kirksey received his B.S. in Labor and Industrial Relations from Michigan State University.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Design and Objectives

As part of its value proposition, the Compensation Committee of our Board of Directors (the “Committee”) believes in providing an overall compensation structure that attracts, motivates, rewards and retains top talent engaged in exceeding our business objectives that are designed to create value for stockholders. The principal components of that structure include a base salary, an annual cash incentive, and periodic grants of long-term equity incentives that encourage long-term commitment. Our compensation structure is performance-based and reflects our desire to encourage progressive thinking and balanced risk-taking. We believe that this blend of components provides our executive leadership team with the appropriate incentives to create long-term value for stockholders while taking thoughtful and prudent risks in the short term.

As noted below, our compensation programs are intended to provide a link between the creation of stockholder value through execution of the Company's business strategy and the compensation earned by our executive officers and certain key personnel. The objectives of our compensation programs are to:

•	attract, motivate, reward and retain top talent;

•	ensure that compensation is commensurate with our overall performance and increases to stockholder value in the short and long term, and

•	ensure that our executive officers and certain key personnel have enough financial incentive to motivate them to achieve sustainable, profitable growth in stockholder value.

Compensation Components	Objectives
Base Salary	Provides a fixed competitive salary reflective of the position in the marketplace and individual performance
Annual Incentive	Motivates executives to achieve pre-determined, strategic financial goals

Equity Awards as Restricted Stock or Stock Options	Motivates executives to make sound business decisions that focus on long-term stockholder value creation

We seek to become a market leader in providing meaningful impact business process outsourcing ("BPO") services to our clients. Our approach is to develop relationships with our clients that are partnering and collaborative in nature where we are focused, flexible and responsive to their business needs.  In addition, we offer creative industry-based solutions to meet our clients' ever changing business needs.  The end result is the delivery of a quality customer experience to our clients' customers. To become a leader in the market, our strategy is to:

•	grow our existing client base by deepening and broadening our relationships,

•	add new clients and continue to diversify our client base,

•	improve the profitability of our business through operational improvements and increased utilization,

•	expand our global delivery platform to meet our clients' needs, and

•	broaden our service offerings by providing more innovative and technology-enabled solutions.

In 2012, the Compensation Committee reviewed the compensation of our executive officers in conjunction with their appointments. Our CEO was promoted to that position in June 2011 and our CFO was appointed in November 2011. Base salary as awarded at the time of these appointments remained the same in 2012. In August 2012, our SVP and General Manager, Global Operations was promoted from SVP North American Operations and effective January 2013, he was awarded a base salary increase in relation to this promotion.

At our 2012 Annual Meeting, our stockholders approved our executive compensation by a vote of 99.2% of the votes cast.  Accordingly, our Compensation Committee considered this high level of stockholder approval and determined that no changes needed to be considered as a result of the vote.  The incremental changes in our executive compensation for fiscal 2012 were made on the basis of the factors described in this Compensation Discussion and Analysis, and are consistent with the same general philosophy that stockholders supported last year.

Elements of the Executive Compensation Structure

Our compensation structure is significantly performance-based, but also reflects our desire to discourage excessive short-term risk-taking. The structure rewards our executives with a blend of fixed base salary, short-term incentives, and long-term rewards. We believe that this blend of components provides the executive leadership team with the appropriate incentives to create value for stockholders while taking thoughtful and prudent risks to grow the value of our company. The Compensation Committee and Audit Committee work closely to ensure that there is a shared risk assessment view.

Our executive compensation structure is composed of three elements of remuneration:

•
Competitive base pay along with a suite of retirement, health, and welfare benefits. Our executives receive the same retirement, health, and welfare benefits package as provided to all of our exempt employees. The tier of remuneration for supplemental company paid life insurance, long-term disability and accidental death and dismemberment insurance is designed to be sufficiently competitive, given market and economic conditions, to attract and retain high-quality executives.

•	Short-term incentives are primarily focused on company financial performance.

•
Long-term incentives are designed to reward the achievement of sustainable growth in stockholder value. These long-term incentives are typically in the form of stock options and/or restricted stock awards granted under the StarTek, Inc. 2008 Equity Incentive Plan with time and performance vesting triggers.

The 2012 Short Term Incentive Plan Structure

The performance-based short-term incentive plan structure is designed to ensure that executives remain focused on improving operating efficiencies despite short-term challenges such as significant offshore and near shore growth efforts and the right-sizing of onshore capacity. The short-term incentive plan is designed to keep executives focused on these goals and on improving revenue growth and operational efficiencies while decreasing our non-operating expenses. In 2012, short-term performance goals for executives, other than the CEO, were comprised of company financial goals and, to a lesser extent, individual goals if the company financial goals were not achieved. This allows us to place a focus on specific strategic actions which may not have returns in the short-term and to align the entire executive team on the business necessity of preparing for the future. A designated threshold for company financial goals had to be achieved before any portion of the financial goals could be earned. If this was not achieved, then the awards would default to achievement of individual goals. Earned awards were paid on the greater of the achievement for either the individual or the company financial goals, but not on both. However, for 2012, earned awards were paid on the achievement of the company financial goals only. The 2013 short-term incentive plan is comprised of only company financial goals.

Determining Long Term Incentive Awards

Our executive compensation policy is based on our ability to attract, reward and retain highly talented executive management. The level at which company performance determines a certain executive's bonus payout is different depending on the level of the executive; generally, the bonus criteria for the executive officers are tied closely to company financial performance, while the bonuses of other management personnel are based partially on company or site performance and partially on individual performance during the year.

Long-term incentives provided to our executives consist of equity grants in the form of stock options or restricted stock grants which are designed to retain key personnel and keep executives focused on increasing long-term stockholder value through sustainable improvements in our business as reflected in our stock price. Pressure, real or perceived, to achieve short-term earnings goals could create a temptation to slow longer-term growth. However, the combination of growth and sustained improvement in profitability is necessary for sustained improvement in our stock value. Accordingly, the long-term incentives keep executives focused on both our short and long-term success.

Our Compensation Committee takes several factors into account in determining the level of long-term incentive opportunity to grant to executive officers. In 2012, the Compensation Committee primarily took the following factors into account:

•	the level of each executive officer's role

•	each executive officer's performance,

•	equity compensation grants made in the past,

•	recent changes in stock value,

•	value realized by executives from past grants,

•	the financial statement impact of equity compensation grants, and

•	the level of grant required to keep executives focused and motivated in the coming year.

Our approach to allocating between long-term and short-term compensation is based on the following key assumptions:

•
The majority of an executive's cash compensation comes in the form of a base salary. The cash from these base salaries can be enhanced by the payment of a bonus that we believe is at market norms. This level of payment will only come, however, if we achieve above target performance in Adjusted EBITDA, Revenue, and Free Cash Flow. Therefore, by linking Company performance to all or some of the payment of an annual bonus, we can provide a strong incentive for our executives to improve key business drivers and thus, revenue and profitability.

•
We expect that in the long run, the bulk of executive officer compensation will come from stock price appreciation and other long-term incentives. Executives are allocated sufficient equity upside to ensure that they will be rewarded for sustained increases in stock value. We believe that we can drive increases in stock value through sustainable growth and improvement in profitability as well as by maintaining credibility in the marketplace. Through these means, we hope to motivate our executives to create the kind of sustained increase in share value that will reward stockholders and executives alike.

Benchmarking of Compensation and Determination of Base Pay

We most recently conducted a thorough benchmarking process in 2009. We did not engage in any specific benchmarking when setting executive compensation for fiscal year 2012. Since most of our executives have been with us for less than three years, their compensation, particularly their base salaries, are the result of arrangements individually negotiated when the executive officers were hired and are reflected in their employment agreements or offer letters. Adjustments to compensation levels are based on Company and individual performance and changes in position responsibilities or promotions to reflect the Compensation Committee's subjective assessment of the impact of those changes on appropriate compensation levels. We did not make any significant changes in compensation levels for fiscal 2012 and the only changes we did make are discussed elsewhere in this Compensation Discussion and Analysis. The Compensation Committee did not retain a consultant to recommend or evaluate the compensation decisions related to fiscal 2012.

Executive Incentive Plan

The Compensation Committee approves the Executive Incentive Plan, which is our short-term incentive plan, based on related corporate financial targets set annually by the Board of Directors. The Plan can be changed, suspended or eliminated, in whole or in part, at any time, with or without notice to participants in the Executive Incentive Plan.

Payments made under the 2012 Executive Incentive Plan were subject to company financial objectives and to a lesser extent, individual objectives. The extent to which individual objectives weigh on an individual's incentive payment is different depending on the level of the individual in the organization. Specifically, lower level executives' incentive payments are weighted more heavily towards individual and business unit goals and higher ranking executives' incentive payments are weighted more heavily towards Company-wide financial metrics. For 2012 the overall incentive payment potentials for the executive officers identified in the Summary Compensation Table below ranged from 40% to 100% of each executive officer's base salary, as follows:

•	Chief Executive Officer 100%

•	Chief Financial Officer 60%

•	Senior Vice President and General Manager, Global Operations 40%

Earned incentives for 2012 were paid for full year performance in March 2013. The incentive plan targets rewards those results which support the Company strategy to grow and improve the profitability of our business. Of the total, sixty percent was based on Adjusted EBITDA (defined as net income (loss) plus income tax expense, interest income (expense), impairment and restructuring charges, depreciation expense and stock compensation expense), thirty percent was based on Revenue, and ten percent was based on Free Cash Flow. Incentive payments are made only if the targets are met within a very tight threshold.

For 2012, we established the following financial targets with sliding scales from minimum to maximum for Adjusted EBITDA, Revenue and Free Cash Flow. No payments can be earned if minimum thresholds are not met.

Financial Metric	Goal	Threshold to Earn Payout	% Achieved	% Payout	% Weighting of Overall Goals	% Earned Payout
Adjusted EBITDA	$8.8	$7.9	89.8%	50%	60%	30%

Revenue	$194.7	$175.2	101.7%	79.8%	30%	23.9%

Free Cash Flow	—	$(1)	N/A	62.5%	10%	6.3%

					Total Earned:	60.2%

Based on achievement of financial targets, the following earned awards were made in February 2013 to the following executive officers for financial performance in 2012:

•	Mr. Carlson $249,830 (50% of this value was awarded in stock options, immediately vested)

•	Ms. Weaver $85,785 (100% cash)

•	Mr. Leach $54,180 (100% cash)

Long Term Compensation - Form of Award and 2012 Actions

The Compensation Committee has awarded stock options and restricted stock awards under the StarTek, Inc. 2008 Equity Incentive Plan. Thus far, other equity-based incentives have not been considered, but they may be considered in the future. Options and restricted stock awards bear a relationship to the achievement of our long-term goals in that both increase in value as our stock increases in value. A significant portion of management's compensation package is equity-based; as such, management bears significant exposure to downside equity risk as the income they derive from these stock-based awards is contingent upon our stock's appreciation in the marketplace. The Compensation Committee has carefully evaluated the cost of the grants of stock options and restricted stock awards to its executive officers. It will continue to evaluate the cost of stock options and restricted stock awards and other forms of equity compensation vehicles against the benefit those vehicles are likely to yield in building sustainable share value.

In 2007 the Compensation Committee determined range guidelines for annual equity grants based on the level of the executive. In 2012 the Compensation Committee made grants to eligible executives of stock options based on the level of the executive, our range guidelines and the performance of the individual as judged by the annual performance review process. These grants were also performance based, tied to the same financial performance triggers as our short term incentives. Performance is based on the judgment of Compensation Committee with respect to the CEO and based upon the recommendation of the CEO and approval of the Compensation Committee with respect to other executives.

As disclosed above under “Annual Executive Incentive Plan", certain of our executive officers were entitled to elect to receive a portion of their annual incentive payout in the form of stock options. Additional equity grants made to our current executive officers during 2012 are as follows:

•	Ms. Weaver: 20,000 options

•	Mr. Leach: 54,711 options

In addition, Mr. Carlson was awarded grants of 42,477 options and 200,000 options in February 2013 in recognition of his performance since his appointment as CEO.

Equity Grants and Market Timing

We have not granted equity awards in coordination with the release of material, non-public information, and our equity award grant practices are separate from discussions regarding the release of such information. The Compensation Committee makes the decision to grant stock options or restricted stock awards when new hires occur and when the Compensation Committee determines that additional equity grants are appropriate to reward and motivate performance or necessary to retain key talent.

The Compensation Committee has approved guideline ranges for new hires by level of position to ensure our ability to attract and retain key employees. Grants are made on the date the Compensation Committee approves the grants and are not matched to other specific Company events, except, in the case of a grant to a new hire whose employment has not commenced, the grant date is the date he or she commences employment.

Except as stated below, we have no program, plan, or practice of awarding options and setting the exercise price based on any price other than the fair market value of our stock on the grant date. The StarTek, Inc. 2008 Equity Incentive Plan, defines “fair market value” as the closing price of one share of our common stock on the trading day on which such fair market value is determined (i.e., the grant date).

Compensation Committee Discretion

The Compensation Committee retains the authority to review executive officer base compensation and approve increases based on general performance and market norms. The Compensation Committee also retains the authority to make long-term incentive grants (historically, stock options and restricted stock) based on several factors described in this Compensation Discussion and Analysis. The Committee intends to retain the discretion to make decisions about executive officer base compensation and certain levels of stock option grants without predetermined performance goals.

Policy Regarding Adjustment of Awards if Relevant Performance Measures Are Restated or Adjusted

Our board may request disgorgement from an executive officer should a restatement occur that would have materially affected the amount of a previously paid award.

Factors Considered in Decisions to Increase or Decrease Compensation Materially

When the compensation of a high performing executive is significantly lower in comparison to what is being paid for similar responsibilities in comparable companies and/or to peers within the Company, the Compensation Committee may consider making a material increase in that executive's compensation to bring it into line with the marketplace and/or to peers within the Company. The principal factors that would be considered in decisions to decrease compensation materially would be a clear, sustained market trend and financial problems experienced by us.

Impact of Previously Earned Compensation on Other Compensation

We maintain no supplemental pension plans or other programs where gains from prior compensation could influence amounts earned currently.

Severance Arrangements

We have entered into employment agreements with the Chief Executive Officer, the Chief Financial Officer and the Senior Vice President and General Manager, Global Operations. The Compensation Committee believes that it is in the best interests of the Company and our stockholders to design compensation programs that assist us in attracting and retaining qualified executive officers, assure that we will have the continued dedication of our executive officers in the event of a pending, threatened or actual change of control, provide certainty about the consequences of terminating certain executive officers' employment, protect us by obtaining non-compete covenants from certain executive officers that survive a termination of employment not involving a change of control, and to obtain a release of any claims from those former executive officers. Accordingly, the agreements generally provide for certain benefits if the executive officer's employment or executive officer's service is terminated involuntarily by us without cause, or in the case of the Chief Executive Officer and our Chief Financial Officer, if he or she resigns for good reason. In June 2011, the Committee instructed that any future agreements be limited to six month's severance. Ms. Weaver's agreement therefore calls for six months of severance. Mr. Leach's employment letter was amended effective January 1, 2013 and provides for six months of severance (based on his base salary), but only if his position is eliminated due to a change in control.

Impact of Accounting and Tax Treatment on Various Forms of Compensation

We take into account the impact of accounting and tax treatment on each particular form of compensation. Our incentive payments are generally designed so that they are deductible under Section 162(m) of the Internal Revenue Code (the “Code”). Certain restricted stock grants awarded in 2011 may not be deductible in future years, but we do not believe such amounts will be material. Where possible, we seek to administer our programs in such a manner that they do not constitute deferred compensation under Code Section 409A. Under the new form of Employment Agreement, we do not provide tax gross ups in the event of a change of control or when excise taxes are due pursuant to Section 280G and related sections of the Code. We closely monitor the accounting treatment of our equity compensation plans, and in making future grants, we will always take the accounting treatment into account.

Ownership Requirements and Policies Regarding Hedging Risk in Company's Equity Securities

We have, from time to time, had stock ownerships guidelines for outside directors and executives; however, in February 2013, our Compensation Committee suspended the guidelines as the Company has recently been through significant changes in leadership and most directors and executives have not been around for the five year period during which they had to comply with the guidelines. The Compensation Committee will revisit the issue of stock ownership guidelines periodically in light of its compensation philosophy and application to our directors and executives serving at the time. We do not have any policies regarding hedging economic risk and ownership of Company stock, but also have not had directors or executives engage in hedging or pledging activities.

The Role of Executive Officers in Determining Compensation

The Compensation Committee has an annual process for CEO evaluation, which includes a self-assessment by the CEO, along with input by all of the independent directors. The CEO makes no recommendation for his own pay, but does provide the Compensation Committee with compensation recommendations for his direct reports based on their overall performance. Other than for the promotion of the SVP and General Manager, Global Operations, the CEO did not make recommendations for base pay increase consideration for his direct reports in 2012. The Compensation Committee agreed with his recommendation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2013 Notice of Annual Meeting and Proxy Statement.

By the Compensation Committee:
Mr. Robert Sheft, Chairman
Mr. Jack D. Plating
Mr. Benjamin L. Rosenzweig

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth certain information concerning the compensation earned in fiscal years 2012 and 2011 by the individuals who served as Chief Executive Officer and the next two executive officers who, other than the Chief Executive Officer, received the highest compensation among all executive officers in 2012 (collectively referred to as the “named executive officers”):

SUMMARY COMPENSATION TABLE

Name and Principal Position		Year	Salary ($)	Bonus ($)		Stock Awards ($) (b)(c)	Option Awards ($) (b)	Non-Equity Incentive Plan Compensation ($)(a)	All Other Compensation ($) (d)(e)	Total ($)
Chad A. Carlson	(f)	2012	415,016	—		—	—	249,830	9,366	674,212
President, CEO and Director		2011	384,238	13,996		367,876	110,256	19,121	1,987	897,474

Lisa A. Weaver	(g)	2012	237,509	60,000	(h)	—	14,421	85,785	2,003	399,718
Senior VP, CFO and Treasurer		2011	40,485	50,000	(h)	85,156	23,500	—	70	199,211

Rod A. Leach		2012	225,009	—		—	56,420	54,180	9,630	345,239
Senior VP and General Manager, Global Operations		2011	225,009	50,438		—	50,348	21,111	1,700	348,606

(a)
The amounts disclosed under Non-Equity Incentive Plan Compensation reflect payouts under the annual executive incentive plan. Mr. Carlson elected to receive 50% of the payout amount above in the form of stock options and 50% in cash. As a result, Mr. Carlson received an option to purchase 42,477 shares. The option was granted on February 25, 2013, the date of certification of the results under the incentive plan, were fully vested upon grant and expire ten years from the grant date.

(b)
The amounts shown in these columns reflect the aggregate grant date fair value of stock awards and options granted to each named executive officer during 2012 and 2011, respectively. This does not reflect amounts paid to or realized by the named executive officers. See Note 9 to our consolidated financial statements for the year ended December 31, 2012 for information on the assumptions used in accounting for equity awards.

(c)
Included in “Stock Awards” for Mr. Carlson were performance-based restricted stock awards. The vesting on the awards was tied to achievement of 2011 EPS targets. The target was not achieved during 2011, and as such, the grants to Mr. Carlson were forfeited upon resolution from the Compensation Committee of the Board of Directors.

(d)
Included in “All Other Compensation” are employer contributions related to our 401(k) Plan. In 2012, these contributions were $8,736, $1,583 and $9,000 for Mr. Carlson, Ms. Weaver and Mr. Leach, respectively. In 2011, these contributions were $1,383 and $1,297 for Mr. Carlson and Mr. Leach.

(e)
Our executive officers are covered under a group term life and disability insurance policy for which we pay a portion of the premium. The taxable benefit related to this plan received by our named executive officers in 2012 was as follows: $630 for Mr. Carlson, $420 for Ms. Weaver and $630 for Mr. Leach. The taxable benefit related to this plan received by our named executive officers in 2011 was as follows: $604 for Mr. Carlson, $70 for Ms. Weaver and $403 for Mr. Leach.

(f)	Mr. Carlson was appointed as our President and Chief Executive Officer in June 2011. Mr. Carlson had previously served as our Executive Vice President and Chief Operating Officer since June 2010.

(g)	Ms. Weaver joined our Company and was appointed our Senior Vice President, Chief Financial Officer and Treasurer in November 2011.

(h)	In 2012, Ms. Weaver received a relocation bonus of $60,000 and in 2011, Ms. Weaver received a signing bonus as an inducement to join the Company of $50,000.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR END

The following table identifies the exercisable and unexercisable option awards and unvested stock awards for each of the named executive officers as of December 31, 2012.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Restricted Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)
Chad A. Carlson	6/24/2012	—
	6/24/2011	65,620	109,380	3.80	6/24/2021			(a)
	6/14/2010	96,875	53,125	4.79	6/14/2020			(a)
						3,334	13,436	(b)

Lisa A. Weaver	5/7/2012	—	20,000	1.84	5/7/2022		1	(c)
	10/31/2011	18,958	46,042	2.35	10/30/2021			(a)
						6,667	26,868	(b)

Rod A.Leach	5/7/2012	—	20,000	1.84	5/7/2022			(c)
	4/4/2012	34,711	—	2.12	4/4/2022			(d)
	7/25/2011	8,850	16,150	3.62	7/25/2021			(a)
	12/7/2010	24,992	25,008	4.44	12/7/2021			(a)

(a)	Options vest as to 25% of the option shares on the first anniversary of the date of grant and 2.0833% of the shares each month thereafter for 36 months.

(b)	Restricted stock awards vest as to one third of the shares on the first anniversary of the date of grant and one third of the shares on each anniversary thereafter for two years.

(c)	Options fully vest after three years.

(d)	Options vest immediately.

2012 OPTION EXERCISES AND STOCK VESTED

During 2012, none of our named executive officers exercised stock options.  During 2012, certain executive officers vested in restricted stock awards as described below.

Name	Number of Shares Acquired Upon Vesting	Aggregate Dollar Value Realized on Vesting ($)
Chad A. Carlson	3,333	10,132
Lisa A. Weaver	3,333	9,666
Rod A. Leach	—	—

EMPLOYMENT AGREEMENTS

Chad A. Carlson

On June 24, 2011, we entered into an Employment Agreement with Chad A. Carlson that replaced the previous employment agreement with Mr. Carlson, dated May 26, 2010.  The Employment Agreement provides for an annual salary of $415,000, subject to periodic review and adjustment by the Compensation Committee, including within the first six weeks of 2012 with a salary adjustment to be based on 2011 performance.  The Employment Agreement also provides for the grant of a stock option to purchase 175,000 shares of the Company’s common stock pursuant to the Company’s 2008 Equity Incentive Plan and applicable award agreements.  The exercise price for the options will equal the closing price of StarTek, Inc. common stock on June 24, 2011, the date of execution of the Employment Agreement and approval by the Company’s Board of Directors.  The options will vest as to 25% of the shares on the first anniversary of the date of grant and thereafter 1/36th of the remaining shares will vest monthly over the course of 36 months.  Pursuant to the terms of the 2008 Equity Incentive Award, if a change in control occurs, each outstanding option that is not yet vested will immediately vest with respect to 50% of the shares that were unvested immediately before the change in control. If, in connection with a change in control, the options were either continued in effect or assumed or replaced by the surviving corporation, and within two years after the change in control, Mr. Carlson is involuntarily terminated other than for cause, then each such outstanding option will immediately become vested and exercisable in full and will remain exercisable for 24 months.

Mr. Carlson will be eligible to participate in the Company’s annual Incentive Bonus Plan with a bonus potential of 100% of his then current annual base salary at 100% target attainment pursuant to the Company’s Incentive Bonus Plan, beginning on a pro-rated basis with his start date as President and Chief Executive Officer.  Mr. Carlson will also receive up to $105,000 in relocation benefits, up to $85,000 of which are subject to repayment to the Company upon termination of Mr. Carlson’s employment under certain circumstances or if he does not complete his relocation by August 1, 2012. Mr. Carlson completed his relocation prior to August 1, 2012.

Mr. Carlson’s employment with the Company can be terminated at any time for any reason by the Company or Mr. Carlson.  However, if Mr. Carlson’s employment is terminated without cause, or if Mr. Carlson resigns with good reason, he will be entitled to receive the equivalent of twelve months of his then current annual base salary, payable on the same basis and at the same time as previously paid, and he will be entitled to receive his annual bonus for the year of termination, pro-rated for time and performance.  In addition, if Mr. Carlson timely elects continuation of health insurance pursuant to COBRA, the Company will reimburse Mr. Carlson for a portion of his COBRA premiums that is equal to the Company’s monthly percentage contribution toward his health benefit premiums as of the date of termination for a period of eighteen months.  “Cause” and “Good Reason” are defined in the Employment Agreement and described below.  Severance and other benefits payable in connection with a change in control may be reduced if such benefits would be subject to taxation under Section 280G of the Internal Revenue Code to provide the greatest after-tax benefits.  All payments are contingent upon compliance with non-compete and non-solicit covenants.

The Employment Agreement also provides for non-disclosure by Mr. Carlson of the Company’s confidential or proprietary information, and includes covenants by Mr. Carlson not to compete with the Company or hire or solicit its employees, suppliers and customers, in each case for a restricted period equal to twelve months following termination of employment.  Mr. Carlson also assigned to the Company any rights he may have to intellectual property which may be conceived in the scope of his employment.

The Company reimbursed Mr. Carlson for Mr. Carlson’s reasonable legal expenses for the review of the Employment Agreement.

Lisa A. Weaver

On October 6, 2011, we entered into an Employment Agreement with Ms. Weaver in connection with her appointment as our Senior Vice President, Chief Financial Officer and Treasurer.  The agreement provides for an annual salary of $237,500, subject to periodic review and adjustment by the Compensation Committee.  Ms. Weaver was also paid a one-time lump sum signing bonus of $50,000, less deductions.  Ms. Weaver will be eligible to participate in the Company’s annual Incentive Bonus Plan with a bonus potential of 60% of her then current annual base salary at 100% target attainment, beginning on a pro-rated basis with her start date.  Ms. Weaver will also receive $80,000 in relocation benefits ($20,000 for the movement of household goods and travel for herself and her family and $60,000 in a lump sum payment on or before May 31, 2012), all of which are subject to repayment to the Company upon termination of Ms. Weaver’s employment under certain circumstances or if she does not complete her relocation by August 1, 2012. Ms. Weaver completed her relocation prior to August 1, 2012.

The Employment Agreement also provides for the grant of stock options to purchase 65,000 shares of the Company’s common stock and the grant of 10,000 shares of restricted stock, each on the date that Ms. Weaver commences employment with the Company.  The exercise price for the options will equal the closing price of StarTek, Inc. common stock on such date of grant.  The options will vest as to 25% of the shares on the first anniversary of the date of grant and 1/36th of the shares each month thereafter for 36 months.  Restricted stock will vest as to one third of the shares on the first anniversary of the date of grant and one third of the shares on each of the second and third anniversaries thereafter.

Ms. Weaver’s employment with the Company can be terminated at any time for any reason by the Company or Ms. Weaver.  However, if Ms. Weaver’s employment is terminated without cause, or if Ms. Weaver resigns with good reason, she will be entitled to receive the equivalent of six months of her then current annual base salary payable on the same basis and at the same time as previously paid, commencing on the first regularly scheduled pay date following termination.  In addition, if Ms. Weaver timely elects continuation of health insurance pursuant to COBRA, the Company will reimburse Ms. Weaver for a portion of her COBRA premiums that is equal to the Company’s monthly contribution toward her health benefit premiums as of the date of termination.  “Cause” and “good reason” are defined in the Employment Agreement and described below.

The Employment Agreement also provides for non-disclosure by Ms. Weaver of the Company’s confidential or proprietary information, and includes covenants by Ms. Weaver not to compete with the Company or hire or solicit its employees, suppliers and customers, in each case for a restricted period equal to six months following termination of employment.  Ms. Weaver also assigned to the Company any rights she may have to intellectual property which may be conceived in the scope of her employment.  Severance and other benefits payable in connection with a change in control may be reduced if such benefits would be subject to taxation under Section 280G of the Internal Revenue Code to provide the greatest after-tax benefits.  All payments are contingent upon compliance with non-compete and non-solicit covenants.

Rod A. Leach

On December 7, 2010, we entered into an Employment Letter with Mr. Leach in connection with his original appointment as our Vice President of Operations. The Letter provided for an annual salary of $225,000. Beginning January 2011, Mr. Leach was eligible to participate in the Company’s annual Incentive Bonus Plan with a bonus potential of 30% of his actual base earnings.  The Employment Letter also provided for the grant of stock options to purchase 50,000 shares of the Company’s common stock on the date Mr. Leach commenced employment with the Company.  The exercise price for the options equaled the closing price of StarTek, Inc. common stock on such date of grant. The options vest as to 25% of the shares on the first anniversary of the date of grant and 1/36th of the shares each month thereafter for 36 months.

Mr. Leach's employment with the Company can be terminated at any time for any reason by the Company or Mr. Leach. Effective January 1, 2013, we entered into an Addendum to Mr. Leach's Employment Letter, whereby if Mr. Leach's employment is terminated due to a change in control he will be entitled to receive the equivalent of six months of his then current annual base salary as severance, payable on the same basis and at the same time as previously paid. The Addendum also reflects the increase in Mr. Leach's base salary to $237,500 and his increased bonus potential of 60% of his annualized base salary, which was approved in connection with his promotion to Senior Vice President and General Manager, Global Operations in August 2012.

Executive Officer Employment Contracts

During 2011, the Compensation Committee approved a form of employment contract for our executive officers.  This form of agreement was used for Ms. Weaver’s Employment Agreement, as described in more detail above.

The principal terms and conditions of these employment contracts with its executive officers, include: (a) that employment is at-will, (b) full-time service is to be rendered exclusively to us, (c) customary employee benefits, expense reimbursement, and paid time off, (d) obligation to comply with our policies and procedures, (e) payment of base salary, bonus, and (if applicable) other incentive compensation, (f) that stock options, if granted, shall be subject to terms of our stock option plan and any notice or agreements approved by our Board of Directors, (g) execution of our Proprietary Information and Inventions Agreement whereby our information must be kept confidential and certain intellectual property rights are conveyed to us, (h) during and for a period of time following employment a duty not to compete with us nor to solicit our employees, (i) termination provisions, including Company-paid severance in the event employment is terminated by us without “Cause” as that term is defined in the contract, (j) only in the case of an executive vice president, such as the Chief Operating Officer or Chief Financial Officer, Company-paid severance also in the event employment is terminated by the executive for “Good Reason” as that term is defined in the contract, and (k) other provisions customary for an employment contract.

Potential Payments Upon Termination or Change in Control

A summary of the potential payments that each of our named executive officers would have received upon involuntary termination for other than “cause” (as described in each respective named executive officer’s employment agreement summary, above) and upon a termination related to change in control, assuming that each triggering event occurred on December 31, 2012, follows:

	Involuntary termination for other than “cause,” whether or not related to a change in control				Change in Control
	Continuation of Salary ($)	Non-Equity Incentive Plan Compensation/ Bonus ($) (c)	Continuation of Health Benefits ($)	Total ($)	Acceleration of Equity Awards ($) (a)
Chad A. Carlson (b)(c)	415,000	249,830	14,508	679,338	207,822
Lisa A. Weaver (b)	118,750	—	9,672	128,422	72,499
Rod A. Leach (d)	—	—	—	—	47,632

(a)
Unless otherwise provided in an award agreement, if a change in control (generally defined as a transaction involving a merger or consolidation of the Company or a sale of substantially all of the Company's assets) occurs, then each outstanding award under the 2008 Equity Incentive Plan ("EIP") that is not yet vested will immediately vest with respect to 50% of the shares that were unvested immediately before the change in control. If, in connection with a change in control, the awards under the 2008 EIP were either continued in effect or assumed or replaced by the surviving corporation, and within two years after the change in control, a participant is involuntarily terminated other than for cause, then each such outstanding award will immediately become vested and exercisable in full and will remain exercisable for 24 months. The table above shows the value as of December 31, 2012, of the acceleration of equity awards (i.e., 50% of unvested shares) if a change in control occurred on December 31, 2012.

(b)
Mr. Carlson and Ms. Weaver receive the same potential payments for termination for “good reason” as they would receive for involuntary termination for other than “cause.”The terms “cause” and “good reason” are defined in their respective employment agreements (see below).

(c)
Mr. Carlson is entitled to receive his non-equity incentive plan bonus pro-rated for time and performance during the year in which the termination occurs. The amounts listed above represent the amounts earned under the non-equity incentive bonus plan during 2012 (financial and non-financial components).

(d)
As disclosed above, Mr. Leach's Employment Letter was amended effective January 1, 2013 to provide for severance equal to six months of his then current annual base salary if his position is terminated due to a change in control.

Chad A. Carlson

Mr. Carlson’s employment with us can be terminated at any time for any reason by us or Mr. Carlson.  However, if Mr. Carlson’s employment is terminated without cause, or if Mr. Carlson resigns with good reason, he will be entitled to receive the equivalent of twelve (12) months of his then current annual base salary, an annual bonus for the year during which termination occurs, pro-rated for time and performance, and he will receive continued health care benefits for eighteen (18) months following his termination.  “Cause” and “good reason” are defined in his employment agreement and summarized below.

We are required to make such payments only if Mr. Carlson is in material compliance with his employment agreement, he resigns from all positions with us, he completes any transition duties and he signs a release of claims in favor of us.  Mr. Carlson must comply with covenants in his employment agreement that provide for non-disclosure of our confidential or proprietary information and that prohibit Mr. Carlson from competing with us or hiring or soliciting our employees, suppliers and customers, in each case during his employment with us and for a restricted period equal to 12 months after his termination. (See Exhibit 10.1 in our Form 8-K filed on June 29, 2011).

Lisa A. Weaver

Ms. Weaver can be terminated at any time for any reason by us or Ms. Weaver. However, if Ms. Weaver’s employment is terminated without cause, or if Ms. Weaver resigns with good reason, she will be entitled to receive the equivalent of six (6) months of her then current annual base salary and, if she timely elects continuation of health insurance pursuant to COBRA, she will be reimbursed for a portion of the cost of COBRA premiums that is equal to our monthly contribution toward her health benefit premiums as of the date of termination for twelve months following her termination. “Cause” and “good reason” are defined in her employment agreement and summarized below.  Ms. Weaver must comply with covenants in her employment agreement that provide for non-disclosure of our confidential or proprietary information and that prohibit her from competing with us or hiring or soliciting our employees, suppliers and customers, in each case during their employment with us and for a restricted period equal to six months after termination. (See Exhibit 10.1 in our Form 8-K filed on November 3, 2011).

Summary of “Good Reason” and “Cause”

The definition of “good reason” appearing in the employment agreements of Mr. Carlson and Ms. Weaver are the same.  In general, “good reason” includes:

(a)         reduction of base salary, bonus, or benefits except as part of across-the-board reductions of all of our executive officers;
(b)         assignment of duties that are substantially inconsistent with their position with us and not a reasonable advancement for them; or
(c)          the executive’s principal place of performing services for us being relocated more than 60 miles from its current location.

In general, the definition of “cause” includes:

(a)         incompetence;
(b)         failure or refusal to perform required duties;
(c)          violation of law (other than traffic violations, misdemeanors or similar offenses), court order, regulatory directive, or agreement;
(d)         material breach of the executive’s fiduciary duty to us; or
(e)          dishonorable or disruptive behavior that would be reasonably expected to harm us or bring disrepute to us, our business, or any of our customers, employees or vendors.

Acceleration of Equity Awards upon Change in Control

Certain options granted to each of Mr. Carlson, Ms. Weaver and Mr. Leach were granted under the Option Plan.  Upon a change in control, the Option Plan would terminate and all options then outstanding under the Option Plan would become immediately vested and exercisable in full.  Each holder of such an option would receive notice at least five days prior to the effective date of termination of the Option Plan in order to permit such holder to exercise his options prior to the effective date of termination.  Any option not exercised by the effective date of termination of the Option Plan terminates on such date.  Under the terms of the Option Plan, a change in control includes our dissolution or liquidation, or our reorganization, merger or consolidation with one or more corporations where either (a) we are not the surviving corporation, or (b) we are the surviving corporation and our stockholders immediately prior to such transaction do not own at least fifty percent (50%) of our issued and outstanding common stock immediately after such transaction.  A change in control also includes a sale of substantially all of our assets to another entity or the sale of our common stock to another person or entity in one or a series of transactions with the result that such person or entity owns more than fifty percent (50%) of our issued and outstanding common stock immediately after such sale(s).

In 2012, options were granted to each of Ms. Weaver and Mr. Leach under the 2008 EIP.  Unless otherwise provided in an award agreement, if a change in control (generally defined as a transaction involving a merger or consolidation of the Company or a sale of substantially all of the Company’s assets) occurs, then each outstanding award under the 2008 EIP that is not yet vested will immediately vest with respect to 50% of the shares that were unvested immediately before the change in control. If, in connection with a change in control, the awards under the 2008 EIP were either continued in effect or assumed or replaced by the surviving corporation, and within two years after the change in control, a participant is involuntarily terminated other than for cause, then each such outstanding award will immediately become vested and exercisable in full and will remain exercisable for 24 months.  Vesting of restricted shares granted to Mr. Carlson also accelerate upon a change in control in the same manner as the options described above as they were granted pursuant to the 2008 EIP.

Summary of “Change in Control”

Pursuant to the 2008 EIP, a change in control will generally occur, subject to certain conditions and exceptions set forth in the 2008 EIP, upon:

(a)  an acquisition by any person of beneficial ownership of 30% or more of our then outstanding shares of common stock or the combined voting power of our then outstanding voting securities;
(b)  incumbent members of our Board of Directors ceasing for any reason to constitute at least a majority of the board;
(c)  our consummation of a reorganization, merger or consolidation with or into another entity, unless our stockholders immediately prior to such transaction own at least a majority of the outstanding shares of common stock and the combined voting power of the outstanding voting securities of the surviving or acquiring entity resulting from the transaction;
(d)  our consummation of the sale or other disposition of all or substantially all of our assets; or
(e)  approval by the stockholders of our complete liquidation or dissolution.

COMPENSATION OF DIRECTORS

The compensation of our outside directors is heavily weighted towards equity awards.  It is our expectation that the large proportion of a director’s compensation will be the result of the value of our common stock.  The following table sets forth certain information concerning the compensation earned in fiscal year 2012 by our Board of Directors:

Name	Stock Awards (a) (b) ($)	Option Awards (a) ($)	Total ($)
Ed Zschau	—	90,002	90,002
John R. Harris (b)	45,000	—	45,000
Jack D. Plating	—	90,002	90,002
Benjamin L. Rosenzweig	—	90,002	90,002
Robert Sheft	—	90,002	90,002
Harvey A. Wagner (b)	33,750	11,250	45,000

(a)
The amounts shown in these columns reflect the aggregate grant date fair value of stock awards and options granted to each director during 2012. This does not reflect amounts paid to or realized by the directors.  See Note 9 to our consolidated financial statements for the year ended December 31, 2012 for information on the assumptions used in accounting for equity awards.

(b)	John R. Harris and Harvey A. Wagner did not stand for re-election at our 2012 Annual Meeting.

Members of the Board of Directors are compensated entirely with equity awards.  At the start of each quarter, members of the Board of Directors, at their option, may elect to receive 1) stock options to purchase shares of common stock with a fair value equivalent to $22,500 (calculated using the Black-Scholes pricing model), 2) common stock with a grant date fair value of $22,500, 3) deferred stock units with a fair value equivalent to $22,500 or 4) any combination of options, stock and deferred stock units.  Upon the date of grant, the members of the Board of Directors are immediately vested in the stock options or stock.

Effective January 1, 2008, for attending a special meeting of our Board of Directors that the Chairman determines to be required due to an extraordinary event, such as a potential merger or acquisition, internal investigation, or the like, but not with respect to other special meetings of our board, each non-employee director also receives a meeting fee of $1,000.

As of December 31, 2012, our current non-employee directors had the following outstanding equity awards:

Director	Aggregate number of stock options (vested and unvested)
Ed Zschau	127,777
Jack D. Plating	58,136
Benjamin L. Rosenzweig	100,777
Robert Sheft	100,777

CERTAIN TRANSACTIONS

Review, Approval and Ratification of Related Party Transactions

Pursuant to the Audit Committee charter, the Audit Committee of the Board of Directors reviews periodically, but at least annually, a summary of our transactions with our directors and executive officers and with firms that employ directors, as well as any other material related party transactions, for the purpose of recommending to the disinterested members of the Board of Directors that the transactions are fair, reasonable and within Company policy and should be ratified and approved.  This list of transactions is compiled via questionnaires that are distributed annually to all our directors and officers and upon initial employment and/or election to the board.  The Audit Committee has adopted a Related Person Transaction Approval Policy, described on page 10, which sets forth guidelines for the review and approval of related party transactions (the “Transaction Guidelines”).

Investor Rights Agreement

We have entered into an investor rights agreement with Mr. Stephenson that took effect on June 9, 2004 and terminates if Mr. Stephenson ceases to beneficially own at least 10% of our common stock. The agreement provides that, subject to the Board of Directors’ fiduciary duties under applicable law, we will nominate for election to our Board of Directors designees named by Mr. Stephenson representing (i) a number of directors equal to one less than a majority of the board if there is an odd number of directors, or two less than a majority if there is an even number of directors, so long as Mr. Stephenson, together with members of his family, beneficially owns 30% or more of our outstanding common stock, or (ii) one director, so long as Mr. Stephenson, together with members of his family, beneficially owns between 10% and 30% of our outstanding common stock. A. Emmet Stephenson, Jr., together with his wife, owned approximately 23.7% of our outstanding common stock as of February 7, 2013.  Accordingly, Mr. Stephenson currently has the right to elect one director; however none of the nominees named in Proposal 1 were nominated by Mr. Stephenson.  Mr. Stephenson’s nominees under these provisions need not be independent or meet other specific criteria, so long as a majority of the members of our board are independent under the rules of the SEC and the New York Stock Exchange. The agreement also required that we amend Article II, Section 6 of our Bylaws to provide that a holder of 10% or more of our outstanding common stock is entitled to call a special stockholders meeting. The investor rights agreement provides that so long as Mr. Stephenson, together with members of his family, beneficially owns 10% or more of our outstanding common stock, Article II, Section 6 of the Bylaws, as amended, may not be further amended by our Board of Directors without Mr. Stephenson’s consent.

The rights provided to Mr. Stephenson in the investor rights agreement may not be transferred to any third party other than to Mrs. Stephenson, upon the death or incompetence of Mr. Stephenson and to her estate, upon the subsequent death or incompetence of Mrs. Stephenson. Mr. Stephenson does not have the right to vote shares of stock held by other members of the Stephenson family.

PROPOSAL 2.

RATIFICATION OF APPOINTMENT OF AUDITORS

The Audit Committee and the Board of Directors has appointed Ernst & Young LLP, independent registered public accounting firm, to act as our independent auditors for the year ending December 31, 2013.  Ernst & Young LLP has been our auditor since the year ended June 30, 1991, and has advised us that it does not have any direct or indirect financial interest in us or any of our subsidiaries, and has not had any such interest during the past five years. We expect that a representative of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

The aggregate fees for professional services rendered to us by Ernst & Young LLP for the years ended December 31, 2012 and 2011 were as follows:

Audit Fees.  Fees rendered for professional audit services related to our annual financial statements for the years ended December 31, 2012 and 2011 were $303,000 and $345,000, respectively. These amounts include fees associated with the annual audit of our consolidated financial statements and our internal control over financial reporting.  Fees for audit services also include fees for the reviews of our Quarterly Reports on Form 10-Q, registration statements filed with the SEC, other SEC filings and consents and a statutory audit in the Philippines.

Audit-Related Fees.  During the years ended December 31, 2012 and 2011, we paid $75,000 and $77,000, respectively, to Ernst & Young LLP for audit-related services. Audit-related services primarily included attest services related to the issuance of a Type 2 service auditor’s examination in accordance with the AICPA’s Statements on Standards for Attestation Engagements No. 16, Reporting on Controls at a Service Organization using the Guide Reporting on Controls at a Service Organization Relevant to Security, Availability, Processing Integrity, Confidentiality or Privacy, which was preceded by AICPA’s Statement on Auditing Standards No. 70, Service Organizations.

Tax Fees.  During the years ended December 31, 2012 and 2011, there were no tax fees billed or incurred.

All Other Fees.  During the years ended December 31, 2012 and 2011, there were no other fees billed or incurred.

In accordance with our Audit Committee Charter, the Audit Committee approves in advance any and all services provided by our independent registered public accounting firm, including audit engagement fees and terms, and non-audit services provided to us by our independent auditors (subject to the de minimis exception for non-audit services contained in the Exchange Act), all as required by applicable law or listing standards. The independent auditors and our management are required to periodically report to the Audit Committee the extent of services provided by the independent auditors and the fees associated with these services.

The Audit Committee has determined that the non-audit services provided by Ernst & Young LLP were compatible with maintaining the firm’s independence.

The Audit Committee and the Board of Directors unanimously recommend that our stockholders vote “FOR” ratification and approval of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013.

 AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls.  In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 with management, which review included a discussion of the application of generally accepted accounting principles, the reasonableness of significant estimates and judgments, and the clarity and completeness of disclosures in the financial statements.

The Audit Committee discussed with our independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the application of generally accepted accounting principles and such other matters as are required to be discussed between the Audit Committee and the independent registered public accounting firm under Public Company Accounting Oversight Board standards.  The Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with our independent registered public accounting firm their independence.  In addition, the Audit Committee has considered the effect that all other fees paid to the independent registered public accounting firm may have on their independence.

The Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for their respective audits.  The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.  The Audit Committee held four meetings during 2012.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

By the Audit Committee:
Mr. Benjamin L. Rosenzweig, Chairman
Mr. Jack D. Plating
Dr. Ed Zschau

PROPOSAL 3.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the Exchange Act, stockholders, have an opportunity to cast an advisory vote on the compensation of our named executive officers, as disclosed in this Proxy Statement. This proposal, commonly known as a “say on pay” proposal, gives stockholders the opportunity to approve, reject or abstain from voting with respect to our fiscal 2012 executive compensation programs and policies and the compensation paid to our named executive officers.

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the primary objectives of our compensation program, including our executive compensation program are to:

·                  attract, motivate, and retain superior talent;
·                  ensure that compensation is commensurate with our overall performance and increases to stockholder value in the short and long term; and
·                  ensure that our executive officers and certain key personnel have enough financial incentive to motivate them to achieve sustainable growth in stockholder value.

Accordingly, we are asking that the stockholders of StarTek, Inc. approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the “Compensation Discussion and Analysis” section, and the compensation tables and narrative discussion contained in the “Compensation of Executive Officers” section in this Proxy Statement.

This proposal allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation to our named executive officers. Your advisory vote will serve as an additional tool to guide our Board of Directors and the Compensation Committee in continuing to improve the alignment of our executive compensation programs with the interests of the Company and our stockholders, and is consistent with our commitment to high standards of corporate governance.

Our Board of Directors unanimously recommends that our stockholders vote “FOR” the executive compensation of our named executive officers as disclosed in this proxy statement.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the Board of Directors, it will not create or imply any additional fiduciary duty on the part of the Board of Directors, and it will not restrict or limit the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote, and the Compensation Committee will consider them in making future decisions about executive compensation arrangements.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at our 2014 Annual Meeting of Stockholders must be received at our executive offices at 8200 East Maplewood Ave., Suite 100, Greenwood Village, Colorado 80111, Attention of the Secretary, no later than the close of business on November 27, 2013, for inclusion in our proxy statement relating to the 2014 Annual Meeting. Under our By-laws, the Secretary must receive notice at our executive offices between January 6, 2014 and March 7, 2014 of any matters to be proposed by a stockholder at the 2014 Annual Meeting in order for such matters to be properly considered at the meeting. However, if the date of the 2014 Annual Meeting is a date that is more than 30 days before or after May 6, 2014, notice by the stockholder of a proposal must be delivered no earlier than the close of business on the 120th day prior to the 2014 Annual Meeting and no later than the close of business on the later of the 60th day prior to the 2014 Annual Meeting or if the first public announcement of the date of the meeting is less than 100 days prior to the date of the meeting, the 10th day following the day on which public announcement of the 2014 Annual Meeting is first made by us.

STOCKHOLDER COMMUNICATION WITH THE BOARD

Our Board of Directors believes that it is important for current and potential stockholders and other interested parties to have a process to send communications to the board. Accordingly, stockholders and other interested parties desiring to send a communication to the Board of Directors, or to a specific director, may do so by sending a letter to our executive offices at 8200 East Maplewood Ave., Suite 100, Greenwood Village, Colorado 80111, attention of the Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “stockholder-board communication” or “stockholder-director communication.” All such letters must identify the author as either a stockholder or non-stockholder and clearly state whether the intended recipients of the letter are all members of the Board of Directors or certain specified individual directors. The Secretary will open such communications, make copies, and then circulate them to the appropriate director or directors. Letters directed to our “independent directors” or “outside directors” will be delivered to Dr. Zschau, our Chairman and lead independent director.

EQUITY COMPENSATION PLANS

The following table summarizes information as of December 31, 2012, about our equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	(c) Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders	1,789,127	$4.00	816,801
Equity compensation plans not approved by stockholders	—	—	—
Total	1,789,127	$4.00	816,801

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and beneficial owners of more than 10% of our outstanding common stock (collectively, “Insiders”) to file reports with the SEC disclosing direct and indirect ownership of our common stock and changes in such ownership. The rules of the SEC require Insiders to provide us with copies of all Section 16(a) reports filed with the SEC. Based solely upon a review of copies of Section 16(a) reports received by us, and written representations that no additional reports were required to be filed with the SEC, we believe that Insiders have timely filed all Section 16(a) reports during the 2012 fiscal year with the exception of one report for each of Ms. Lisa A. Weaver, Mr. Rodney L. Spires, Mr. Dave Gomez, Mr. Brian P. Gray, Ms. Julie Weingardt, Mr. Rod A. Leach, Dr. Ed Zschau, Mr. Jack D. Plating, Mr. Benjamin L. Rosenzweig and Mr. Robert Sheft, each reporting a grant of stock options, and an initial statement of beneficial ownership for Mr. Brian P. Gray. The required forms were subsequently filed with respect to these transactions.

MISCELLANEOUS

Our Annual Report to Stockholders for the year ended December 31, 2012, will be made available with this Proxy Statement to stockholders of record as of March 11, 2013. The Annual Report to Stockholders for the year ended December 31, 2012, does not constitute a part of the proxy soliciting materials.

Our Board of Directors and management team are not aware of any other business that may come before the Annual Meeting.  However, if additional matters properly come before the Annual Meeting, proxies will be voted at the discretion of the proxy holders.

By order of the Board of Directors,

Chad A. Carlson
President and Chief Executive Officer

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including consolidated financial statements, required to be filed with the SEC pursuant to Rule 13a-1 of the Exchange Act, as well as our Forms 10-Q and other SEC filings will be furnished, excluding exhibits, without charge, to any stockholder upon written request. A copy may be requested by writing to the Manager of SEC Reporting, StarTek, Inc., 8200 East Maplewood Ave., Suite 100, Greenwood Village, Colorado 80111. Our Annual Report on Form 10-K as well as our Forms 10-Q and other SEC filings can also be obtained over the Internet through the “Investor Relations” section of our web site. Our Internet address is http://www.startek.com. We also make the charters for the compensation committee, audit committee and governance and nominating committee of our Board of Directors, as well as our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, available on the “Investor Relations” page of our web site. Any of these materials are available in print upon request. Additionally, the Annual Report on Form 10-K and other information we file with the SEC can be inspected at and obtained from the SEC at prescribed rates at public reference facilities maintained by the SEC at Room 1024, 100 F St., NE, Washington, D.C. 20549. The SEC maintains a web site at http://www.sec.gov that contains reports, proxies, information statements, and other information regarding us that has been filed electronically with the SEC.

STARTEK, INC.
8200 E. MAPLEWOOD AVE., SUITE 100
GREENWOOD VILLAGE, CO 80111

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following nominees:

1.	Election of Directors	For	Against	Abstain

1	Chad A. Carlson	☐	☐	☐

2	Jack D. Plating	☐	☐	☐

3	Benjamin L. Rosenzweig	☐	☐	☐

4	Robert Sheft	☐	☐	☐

5	Ed Zschau	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

		For	Against	Abstain

2	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013.	☐	☐	☐

3	To approve, by non-binding vote, the compensation of our named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

STARTEK, INC.
Annual Meeting of Stockholders
May 6, 2013 8:00 AM
This proxy is solicited by the Board of Directors

This proxy is furnished in connection with the solicitation by the Board of Directors of StarTek, Inc. of proxies for use at the 2013 Annual Meeting of Stockholders. The undersigned stockholder of StarTek, Inc., a Delaware corporation (the “Company”), hereby constitutes and appoints Ed Zschau or Chad A. Carlson, and each of them, his or her attorney-in-fact and proxies (with full power of substitution in each), and authorizes each of them to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 6, 2013, at the offices of the Company at 8:00 a.m., and at any adjournment thereof, and to vote the common stock of the Company held by the undersigned as designated on the reverse side on proposals 1, 2 and 3 and in their discretion on all other matters coming before the meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, AND FOR PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side